Exhibit 4.1

HD SUPPLY, INC.

as Issuer

and

the Subsidiary Guarantors from time to time party to the Indenture

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee

SECOND SUPPLEMENTAL INDENTURE

DATED AS OF AUGUST 25, 2017

SECOND SUPPLEMENTAL INDENTURE, dated as of August 25, 2017 (this “Supplemental Indenture”), among HD Supply, Inc. (the “Company”), as issuer, the Subsidiary Guarantors signatory hereto (the “Subsidiary Guarantors”), and Wells Fargo Bank, National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee are party to an Indenture, dated as of April 11, 2016 (the Base Indenture”), as amended and supplemented by the First Supplemental Indenture, dated as of April 11, 2016 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), relating to the issuance from time to time by the Company of Notes in series;

WHEREAS, the Company and the Trustee have duly executed and delivered the First Supplemental Indenture, pursuant to which $1,000,000,000 aggregate principal amount of 5.75% Senior Notes due 2024 (the “Notes”) were issued and are outstanding on the date hereof;

WHEREAS, Section 902 of the Base Indenture provides, among other things, that the Indenture may be amended or supplemented by a supplemental indenture with the written consent of the Holders of not less than a majority in principal amount of the outstanding Notes to make certain amendments thereto;

WHEREAS, the Company has solicited, and has received, consents to amend various provisions of the Indenture as set forth herein, and upon the terms and subject to the conditions set forth in the Consent Solicitation Statement, dated August 17, 2017 (as amended by Supplement No. 1 to the Consent Solicitation Statement, dated August 22, 2017), from Holders representing at least a majority in aggregate principal amount of the outstanding Notes to the amendments set forth herein;

WHEREAS, the Company has duly authorized the execution and delivery to the Trustee of this Supplemental Indenture to amend the Indenture; and

WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid and binding instrument in accordance with its terms have been done and performed, and the execution and delivery hereof have been in all respects duly authorized.

NOW, THEREFORE, in consideration of the premises, the covenants and other agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree as follows:

ARTICLE ONE

AMENDMENTS TO THE INDENTURE

Section 101.  Definitions.  Section 101 of the Indenture is hereby amended by:

(a) modifying subsection (b) of the definition of “Consolidated EBITDA” by adding the bold and underlined text and removing the bold and striked through text set forth below:

“(b) the amount of net cost savings projected by the Company in good faith to be realized as a result of actions taken or to be taken in connection with a purchase of assets from, or a sale of assets to, a third party (excluding the Waterworks Sale) (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable and (y) such net cost savings are reasonably expected to be realized within 18 months of the date of calculation of Consolidated EBITDA as evidenced by an Officer’s Certificate prepared as of the date for which Consolidated EBITDA is being calculated (which adjustments may be incremental to (but not duplicative of) pro forma adjustments made pursuant to the proviso to the definition of “Consolidated Coverage Ratio,” ~~or~~ “Consolidated Secured Leverage Ratio” or “Consolidated Leverage Ratio”), plus”;

(b) modifying subsection (a) of the definition of “Fixed GAAP Terms” by adding the bold and underlined text set forth below:

“(a) the definitions of the terms “Borrowing Base,” “Capitalized Lease Obligation,” “Consolidated Coverage Ratio,” “Consolidated EBITDA,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated Secured Indebtedness,” “Consolidated Secured Leverage Ratio,” “Consolidated Leverage Ratio,” “Consolidated Tangible Assets,” “Consolidated Total Indebtedness,” “Consolidation,” “Inventory” or “Receivables,””;

(c) deleting the period at the end of the definition of “Net Available Cash” and replacing it with the following:

“; provided, however, that the Net Available Cash received by the Company in connection with the Waterworks Sale (other than the proceeds to be applied to redeem the Company’s 2021 Notes) shall be deemed to be zero.”; and

(d) adding the following definitions:

“‘2021 Notes’ means the Company’s 5.25% Senior Secured First Priority Notes due 2021.”

“‘Consolidated Leverage Ratio’ means, as of any date of determination, the ratio of (i) Consolidated Total Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (ii) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available, provided that:

(1) if since the beginning of such period the Company or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2) if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including, without limitation, in respect of anticipated net cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company; provided that such net cost savings or synergies are reasonably identifiable and factually supportable.”

“‘Waterworks Sale’ means the sale of the Company’s Waterworks business unit consummated on August 1, 2017.”

Section 102.  Limited Condition Acquisition.  Section 121 of the Indenture is hereby amended by adding the bold and underlined text and removing the bold and striked through text set forth below:

“(i) determining compliance with any provision of this Indenture which requires the calculation of the Consolidated Coverage Ratio, ~~or~~ the Consolidated Secured Leverage Ratio or the Consolidated Leverage Ratio;”

Section 103.  Limitation on Restricted Payments.  Section 409 of the Indenture is hereby amended by:

(a) deleting the “and” at the end of subsection (b)(xiv) and inserting an “and” at the end of subsection (b)(xv) immediately following the semicolon;

(b) adding the following to subsection (b):

“(xvi) Restricted Payments (including loans or advances) in an aggregate amount not to exceed (1) $500,000,000 and (2) thereafter, upon full use of such capacity set forth in clause (1), an additional amount, if any, such that, after giving pro forma effect to such Restricted Payment, the Company’s Consolidated Leverage Ratio does not exceed 3.00 to 1.00;”; and

(c) modifying subsection (b)(C) thereof by adding the bold and underlined text set forth below:

“(C) solely with respect to clauses (vii) and (xvi), no Default or Event of Default shall be continuing at the time of any such Permitted Payment after giving effect thereto.”

Section 104.  Interest and Interest Rates.  Section 4 of the First Supplemental Indenture is hereby amended by deleting the period at the end of the first sentence and replacing it with the following:

“; provided that, interest on the Outstanding principal amount of 2024 Notes will accrue at the rate of 7.00% per annum, commencing from and including April 15, 2019.”

Section 105.  Note.  The amendments to the Indenture set forth above shall be deemed reflected on the Notes, and the Notes shall be deemed so amended, as applicable and appropriate.

ARTICLE TWO

MISCELLANEOUS PROVISIONS

Section 201.  Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

Section 202.  Ratification of Indenture; Effect of Supplemental Indenture; Conflicts with Indenture.  This Supplemental Indenture is executed by the Company, the Subsidiary Guarantors and the Trustee upon the Company’s request, pursuant to the provisions of the Indenture, and the terms and conditions hereof shall be deemed to be part of the Indenture for all purposes. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed. Notwithstanding the foregoing, to the extent that any of the terms of this Supplemental Indenture are inconsistent with, or conflict with, the terms of the Indenture, the terms of this Supplemental Indenture shall govern.

Section 203.  Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

Section 204.  Headings.  The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

HD SUPPLY, INC.

By:	/s/ Evan J. Levitt

Name:	Evan J. Levitt

Title:	Senior Vice President, Chief Financial Officer and Chief Administrative Officer

[Signature Page to Second Supplemental Indenture]

SUBSIDIARY GUARANTORS:

HD SUPPLY CONSTRUCTION SUPPLY GROUP, INC.

HD SUPPLY FM SERVICES, LLC

HD SUPPLY GP & MANAGEMENT, INC.

HD SUPPLY MANAGEMENT, INC.

HD SUPPLY SUPPORT SERVICES, INC.

WHITE CAP CONSTRUCTION SUPPLY, INC.

HD SUPPLY HOLDINGS, LLC

HDS IP HOLDING, LLC

HD SUPPLY REPAIR & REMODEL, LLC

By:	/s/ Evan J. Levitt

Name:	Evan J. Levitt

Title:	Senior Vice President and Chief Financial Officer

HD SUPPLY CONSTRUCTION SUPPLY, LTD.

By:	HD Supply GP & Management, Inc., its general partner

By:	/s/ Evan J. Levitt

Name:	Evan J. Levitt

Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Second Supplemental Indenture]

HD SUPPLY FACILITIES MAINTENANCE, LTD.

By:	HD Supply GP & Management, Inc., its general partner

By:	/s/ Evan J. Levitt

Name:	Evan J. Levitt

Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Second Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Authorized Signatory

Authorized Signatory

[Signature Page to Second Supplemental Indenture]